SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 12, 2005

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts 02421

(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:  (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement.

On December 12, 2005, the Compensation Committee of the Board of Directors of the registrant, Cubist Pharmaceuticals, Inc., (“Cubist”), approved a Short Term Incentive Plan (“STIP”) to provide Cubist’s employees with annual cash awards based on each employee’s seniority in the company, Cubist’s achievement of its company goals and the individual employee’s achievement of personal goals for 2006 .  A copy of the terms and conditions of the STIP has been filed as an exhibit to this Report on Form 8-K, attached hereto as Exhibit 10.1, and is incorporated herein by reference.

On December 13, 2005, the Board of Directors of Cubist approved outside Director compensation and benefits to be effective January 1, 2006.  The current outside Directors of Cubist are David W. Martin, Jr. (Lead Director), Kenneth M. Bate, Walter R. Maupay, Jr., Martin Rosenberg, J. Matthew Singleton and Michael B. Wood.  The only inside Director is Michael W. Bonney, Cubist’s President and Chief Executive Officer, who does not receive compensation or benefits for being a member of the Board of Directors.  The approved compensation levels provide the Chairman of the Board, if any, with an annual retainer of $20,000, the Lead Director, if any, with an annual retainer of $15,000, and all other outside Directors with an annual retainer of $10,000 each.  In addition, the outside Directors shall receive fees for attending Board of Director and Board committee meetings, ranging from $1,000 to $4,000 per meeting, depending on the type of meeting, whether the outside Director attended the meeting in person or participated by phone, and whether the outside Director led the meeting.  Outside Directors also receive 10,000 options to Cubist stock upon joining the Board, an additional 10,000 options per year, and up to 7,500 additional options per year if the return on Cubist’s stock in any calendar year outperforms an index of Cubist’s peer group for the preceding calendar year.  The Chairman of the Board, if any, receives twice as many options as a regular outside director, and the Lead Director, if any, receives one-and-a-half times as many options as a regular outside director.  A copy of a summary sheet describing the approved outside Director compensation and benefits has been filed as an exhibit to this Report on Form 8-K, attached hereto as Exhibit 10.2, and is incorporated herein by reference.

On December 13, 2005, Cubist entered into new retention letters with its President and Chief Executive Officer, Michael W. Bonney, and the following additional executive officers of Cubist: Barry I. Eisenstein, Oliver S. Fetzer, Christopher D.T. Guiffre, David W.J. McGirr, Robert J. Perez, and Francis P. Tally.  These new retention letters replace the retention letters previously entered into by Cubist and these executive officers.  Under the terms of Mr. Bonney’s new retention letter, Mr. Bonney is entitled to severance pay in an amount equal to twenty-four months of his then-current annual base salary if Cubist terminates his employment without cause (as defined in the retention letter).  If the employment of Mr. Bonney is terminated by Cubist without cause or by Mr. Bonney for good reason (as defined in the retention letter) within twenty-four months after a change-in-control of Cubist, then Mr. Bonney is entitled to severance pay in an amount equal to twenty-four months of his then-current annual base salary plus bonus, the immediate vesting of any unvested options in Cubist stock granted to Mr. Bonney prior to the change-in-control, and the maintenance of Mr. Bonney’s medical and dental insurance coverage for a period of up to twenty-four months after the termination of Mr. Bonney’s employment.  Under the terms of the new retention letters of Dr. Eisenstein, Dr. Fetzer, Mr. Guiffre, Mr. McGirr, Mr. Perez and Dr. Tally, each of these executive officers is entitled to severance pay in an amount equal to eighteen months of his then-current annual base salary if Cubist terminates his employment without cause.  If the employment of any of these executive officers is terminated by Cubist without cause or by the executive officer for good reason within twenty-four months after a change-in-control of Cubist, then such executive officer is entitled to severance pay in an amount equal to eighteen months of his then-current annual base salary plus bonus, the immediate vesting of any unvested options in Cubist stock granted to such executive officer prior to the change-in-control, and the maintenance of such executive officer’s medical and dental insurance coverage for a period of up to eighteen months after the termination of such executive officer’s employment.  The term of each of the retention letters runs from the date of execution until three years after the date of execution or until two years after a change-in-control, whichever is later.  A copy of Mr. Bonney’s retention letter has been filed as an exhibit to this Report on Form 8-K, attached hereto as Exhibit 10.3, and is incorporated herein by reference.  A copy of a form of retention letter entered into with the other Cubist executive officers, listed above, has been filed as an exhibit to this Report on Form 8-K, attached hereto as Exhibit 10.4, and is incorporated herein by reference.

Item 5.05               Amendment to Code of Ethics

On December 13, 2005, the Board of Directors of Cubist authorized, approved and adopted an amended and restated Code of Conduct and Ethics (the “Code”) to include the Board of Directors under the scope of the Code.  A copy of the amended and restated Code of Conduct and Ethics has been filed as an exhibit to this Report on Form 8-K, attached hereto as Exhibit 10.5, and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

10.1         STIP Terms and Conditions

10.2         Director Compensation and Benefits Summary Sheet

10.3         Retention Letter dated December 13, 2005 by and between Cubist and Michael J. Bonney

10.4         Form of Retention Letter dated December 13, 2005 by and between Cubist and certain executive officers of Cubist

10.5         Code of Conduct and Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Christopher D.T. Guiffre
Christopher D.T. Guiffre
Senior Vice President, General Counsel
and Secretary

Dated: December 16, 2005